SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           CAMCO FINANCIAL CORPORATION
                 ---------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

        1)    Title of each class of securities to which transaction applies:
              ---------------------------------------------------------------
        2)    Aggregate number of securities to which transaction applies:
              ---------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ---------------------------------------------------------------
        4)    Proposed maximum aggregate value of transaction:
              ---------------------------------------------------------------
        5)    Total fee paid:
              ---------------------------------------------------------------

[   ]   Fee paid previously with preliminary materials.
[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)    Amount Previously Paid:
              --------------------------------------
        2)    Form, Schedule or Registration Statement No.:
              --------------------------------------
        3)    Filing Party:
              --------------------------------------
        4)    Date Filed:
              --------------------------------------

                           CAMCO FINANCIAL CORPORATION
                               6901 Glenn Highway
                              Cambridge, Ohio 43725
                                 (740) 435-2020

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 2003 Annual Meeting of Stockholders of Camco Financial Corporation ("Camco") will be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 22, 2003, at 3:00 p.m., Eastern Daylight Time (the "Annual Meeting"), for the following purposes:

               1. To elect three directors of Camco for terms expiring in 2006;

               2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only stockholders of Camco of record at the close of business on March 3, 2003, will be entitled to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Giving a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                   By Order of the Board of Directors

                                   /s/D. Edward Rugg

March 14, 2003                     D. Edward Rugg, Secretary

                          CAMCO FINANCIAL CORPORATION
                               6901 Glenn Highway
                              Cambridge, Ohio 43725
                                 (740) 435-2020

                                 PROXY STATEMENT

                                     PROXIES

         The Board of Directors of Camco Financial Corporation ("Camco") is soliciting proxies in the form accompanying this Proxy Statement, for use at the 2003 Annual Meeting of Stockholders of Camco to be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 22, 2003, at 3:00 p.m., Eastern Daylight Time, and at any adjournments thereof (the "Annual Meeting"). Only stockholders of record as of the close of business on March 3, 2003 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such stockholder will be entitled to cast one vote for each share owned. As of the Voting Record Date, there were 7,687,132 votes entitled to be cast at the Annual Meeting.

         Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted FOR the reelection of Richard C. Baylor, Robert C. Dix and Paul D. Leake as directors of Camco for terms expiring in 2006.

         The directors, officers and other employees of Camco may solicit proxies in person or by telephone, telegraph or mail only for use at the Annual Meeting. Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of Camco at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to Camco at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. The cost of soliciting Proxies will be borne by Camco.

         This Proxy Statement is first being mailed to stockholders of Camco on or about March 14, 2003.


                              ELECTION OF DIRECTORS

         The Board of Directors proposes the reelection of the following persons to terms which will expire in 2006:

                                                                                 Director
Name                                Age                Position(s) held            since
Richard C. Baylor                   48                    President                2001
                                                   Chief Executive Officer
                                                   Chief Operating Officer
Robert C. Dix                       63                     Director                1994
Paul D. Leake                       62                     Director                1996

         Richard C. Baylor was named President of Camco on January 1, 2000, and Chief Executive Officer on January 1, 2001. He has been Camco's Chief Operating Officer since October 21, 1998. From October 21, 1998 until January 1, 2000, Mr. Baylor was the Executive Vice President of Camco. From August 1989 to June 1998, Mr. Baylor was employed as a Vice President of Lending by State Savings Bank, Columbus, Ohio. Mr. Baylor is also a director of each of Camco's subsidiaries.

         Robert C. Dix, Jr. is Publisher of The Daily Jeffersonian, Cambridge, Ohio, and is one of the five principals of the group known as Dix Communication. Mr. Dix is Executive Vice President of Wooster Republican Printing Company, which owns a group of newspapers and radio stations. Mr. Dix is also President of MDM Broadcasting, a television station holding company, which is a wholly-owned subsidiary of Wooster Republican Printing Company.

         Paul D. Leake retired in June 2001 as the President and Chief Executive Officer of First Bank for Savings, a position he had held since 1976.

         Under Delaware law and Camco's Bylaws, the three nominees receiving the greatest number of votes will be elected as directors. Abstentions, shares not voted by brokers and votes withheld are not counted toward the election of directors.

         In accordance with Section 3.13 of the Bylaws, nominees for election as directors may be proposed only by the directors or by a stockholder who is entitled to vote for directors and who has submitted a written nomination to the Secretary of Camco by the later of the February 21st immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors. Each such written nomination must state the name, age, business and residence address of the nominee, the principal occupation or employment of the nominee, the number of each class of shares of Camco owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.


                               INCUMBENT DIRECTORS

         The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                                                  Director          Term
Name                             Age                Position(s) held               Since           Expires
Larry A. Caldwell                  66             Chairman of the Board             1970            2005
Carson K. Miller                   57                   Director                    2002            2005
Samuel W. Speck                    66                   Director                    1991            2005
Jeffrey T. Tucker                  45                   Director                    1987            2005
Terry A. Feick                     53                   Director                    2000            2004
Susan J. Insley                    57                   Director                    2002            2004

         Larry A. Caldwell is the Chairman of the Board of Directors of Camco, a position he has held since January 1996. Mr. Caldwell was the Chief Executive Officer of Camco from Camco's organization in 1970 until January 1, 2001.

         Carson K. Miller retired in 2002 as the President of Washington State Community College in Marietta, Ohio, a position he had held since 1985.

         Samuel W. Speck is the director of the Ohio Department of Natural Resources. Prior to joining the cabinet of the Governor of Ohio, Dr. Speck served as President of Muskingum College, New Concord, Ohio from 1986 to 1999.

         Jeffrey T. Tucker is a Certified Public Accountant and a partner in the accounting firm of Tucker & Tucker, Cambridge, Ohio.

         Terry A. Feick is the Superintendent of Schools for the Washington Court House City Schools, a position he has held since 1991.

         Susan J. Insley is the Executive Vice President and Principal of Cochran Public Relations, Inc., Columbus, Ohio, a position she has held since 1996.


                   BOARD MEETINGS, COMMITTEES AND COMPENSATION

         The Board of Directors of Camco met six times for regularly scheduled meetings during the year ended December 31, 2002. Each director attended at least 75% of the aggregate of the total number of the Board of Directors' meetings and the total number of meetings held by committees on which such director served during 2002.

         The Board of Directors of Camco has a Compensation Committee, whose members are Messrs. Speck and Tucker and Ms. Insley. The Compensation Committee reviews and recommends to the Board of Directors executive compensation and directors' fees for Camco and its subsidiaries. The Compensation Committee met six times during 2002.

         The Board of Directors of Camco has an Audit Committee, whose members are Messrs. Tucker, Dix, Feick, and Miller. The function of the Audit Committee is to recommend an audit firm to the full Board of Directors, to review and approve the annual audit report and to conduct quarterly accounting and internal audit reviews. The Audit Committee met six times during 2002.

         During 2002, the Board of Directors of Camco had a Nominating Committee, whose members were Messrs. Speck and Tucker and Ms. Insley. The Nominating Committee met once during 2002 to determine board nominees for the 2002 annual meeting of stockholders.

         In January 2003, the Board of Directors established a Corporate Governance Committee to provide a forum for independent directors to address issues of corporate governance, including selecting director nominees. The Corporate Governance Committee selected the 2003 nominees for election to the Board of Directors. The Corporate Governance Committee has a charter, which is attached to this Proxy Statement as Exhibit A. The members of the Corporate Governance Committee are Messrs. Dix, Feick and Speck and Ms. Insley.

         Each non-employee director of Camco receives a retainer of $5,000 per year for service on the board of Camco and $825 for each board meeting attended, with one paid absence per year. Each director of Camco is also a director of Advantage Bank. Each non-employee director receives a retainer for $5,000 per year for service on the board of Advantage Bank and $425 per board meeting attended, with one paid absence per year. In addition, directors who are not executive officers of Camco receive a fee of $400 for each committee meeting attended, except that if the committee meeting is held on the same day as a Board of Directors' meeting the fee is $200.

                               EXECUTIVE OFFICERS

         The following information is supplied for certain executive officers of Camco and Advantage Bank who do not serve on Camco's Board of Directors.

         D. Edward Rugg has served as the Secretary of Camco since January 2001 and as the Executive Vice President and Chief Operating Officer of Advantage Bank since May 2001. Mr. Rugg had been President and Chief Executive Officer of Cambridge Savings Bank since January 1996. Mr. Rugg joined Camco in 1976.

         Mark A. Severson has served as the Treasurer and Chief Financial Officer of Camco and Chief Financial Officer and Senior Vice President of Advantage Bank since November 2001. From May 1990 to May 2001, Mr. Severson was a Senior Vice President and Chief Financial Officer of FCNB Corp., Frederick, Maryland.

         David S. Caldwell has served as the Senior Vice President in charge of retail banking and financial services of Advantage Bank since December 2001. Since July 2001, Mr. Caldwell has been the Division President of Cambridge Savings. Mr. Caldwell joined Camco in September 2000 as President and CEO of Westwood Homestead Savings Bank in Cincinnati, Ohio. Prior to joining Camco, Mr. Caldwell served for three years as a Senior Vice President of Central Carolina Bank & Trust, Durham, North Carolina.

         Edward A. Wright has served as the Senior Vice President in charge of operations of Advantage Bank since December 2001. Mr. Wright was the Vice President of Operations at Advantage Bank since July 2001. Mr. Wright joined Cambridge Savings in 1984 and served as Vice President and COO of Cambridge Savings since 1994 until July 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

         The following table sets forth the compensation paid to the chief executive officer of Camco and the other four highest compensated executive officers of Camco who received cash and cash equivalent compensation in excess of $100,000 from Camco and its subsidiaries for services rendered to Camco and its subsidiaries (the "Named Executive Officers") for the years ended December 31, 2002, 2001 and 2000:

                                                        Annual compensation                  Long term           All other
                                                                                            compensation        compensation
                                                                                                                    ($)
                                                                                                Awards
                                                                                          ----------------
                                                            Other annual                      Securities
                                                            compensation                      underlying
  Name and principal position         Year     Salary ($)       ($)          Bonus ($)      options/SARs(#)
---------------------------------    ------    --------    ------------     -----------   ----------------      ----------------
Richard C. Baylor, President and      2002     $225,000          $78         $33,894 (1)       16,810 (1)            $9,220 (2)
   Chief Executive Officer            2001      182,442            -          49,425                -                29,341
                                      2000      109,698            -          36,713            5,000                46,128

Larry A. Caldwell,                    2002      119,308            -               -                -                   435 (3)
   Chairman of the Board              2001      201,490            -          25,000                -                36,833
                                      2000      177,142            -          56,411                -                63,032

D. Edward Rugg, Secretary of Camco    2002      156,000          136          23,500 (1)        8,741 (1)             6,924 (2)
   and Executive Vice President and   2001      140,395            -          22,680                -                 8,823
   Chief Operating Officer of
   Advantage Bank

Mark A. Severson, Treasurer and       2002      145,000           47          21,843 (1)        5,416 (1)                 -
   Chief Financial Officer

David S. Caldwell, Senior Vice        2002      129,875           49          19,565 (1)        4,854 (1)             6,208 (2)
   President (Retail Banking) of      2001      127,144            -          16,396            2,500               120,870
   Advantage Bank

-------------------------

(1) Bonus amounts and options to acquire shares of Camco stock are based upon performance in fiscal year 2002, but will be awarded in January 2003.

(2)  Consists of employer contributions to the Camco 401(k) Plan.

(3)  Consists of director's fees.

Stock Options

         The following table sets forth information regarding the number and value of unexercised options held by the Named Executive Officers at December 31, 2002:

                                Aggregated Option/SAR Exercises in Last Fiscal Year and 12/31/02 Option/SAR Values

                                                                      Number of                Value of unexercised
                                                                securities underlying             "in the money"
                                Shares                           unexercised options                options at
                              acquired on        Value             at 12/31/02(#)                 12/31/02($)(1)
Name                         exercise(#)      realized($)     Exercisable/Unexercisable     Exercisable/Unexercisable
Richard C. Baylor                 -0-             N/A                 10,250/0                     $26,350/0
Larry A. Caldwell                2,238           9,829                23,400/0                      84,864/0
D. Edward Rugg                    -0-             N/A                 11,485/0                      36,841/0
Mark A. Severson                  -0-             N/A                   1,000/2,000                 2,850/5,700
David S. Caldwell                 -0-             N/A                   5,000/0                     18,275/0

--------------------------

(1) The value of the options was determined by multiplying the number of "in the money" options by the difference between the applicable option exercise price and the fair market value of a share of Camco common stock, which was $14.21 on December 31, 2002, based on the closing bid price reported by The Nasdaq Stock Market.


Compensation Committee Report On Executive Compensation

         Camco's business consists primarily of the business of Advantage Bank and its subsidiaries and or affiliates. The financial results of Camco are primarily a function of Advantage Bank's achievement of its goals as set forth in its business plan. Executives are compensated for their contribution to the achievement of these goals, which benefit the shareholders, customers, employees, and the communities in which we operate.

         During 2002, Larry A. Caldwell, the Chairman of the Board, received his compensation entirely from Camco. Richard C. Baylor, the President, Chief Executive Officer and Chief Operating Officer, and Mark A. Severson, the Treasurer and Chief Financial Officer, each received 50% of his compensation from Advantage Bank and 50% from Camco. Camco's Compensation Committee (the "Committee") recommends to Camco's Board of Directors the executive compensation for Camco executives for responsibilities at the holding company level. Membership of the Committee is composed exclusively of outside directors who meet the criteria of SEC Rule 16(b). The Committee is dedicated to the philosophy of linking executive compensation to the achievement of Advantage Bank's goals and the resulting performance of Camco.

                  Executive Compensation Philosophy and Process

         The compensation levels of the executive officers, including the Chief Executive Officer, are reviewed each year by the Committee. The Committee also assesses each executive officer's contribution to Camco, the skills and experience of each executive officer and the on-going potential of each executive officer. Total corporate return performance is also a consideration in determining executive officer compensation. The Committee's determinations are presented to the full board of directors, but directors who are also executive officers do not participate in discussions regarding their own compensation.

         The overall objective of the executive compensation program is to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and shareholder value. The program is designed to align senior management compensation with the goals of our business plan by creating strong incentives to manage business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:

     1)   Align  the  interests  of   management   with  the  interests  of  the
          shareholders;

     2) Clearly motivate management to perform and succeed according to the goals outlined in our business plan;

     3)   Retain key personnel critical to our long-term success;

     4) Emphasize formula-based components, such as incentive plans, in order to better focus management efforts in its execution of our business plan;

     5) Maintain pay for performance as an integral component of the program by utilizing incentive plans that emphasize corporate success;

     6) Maintain a corporate environment which encourages stability and a long-term focus for both Camco and its management; and

     7) Ensure that management: (a) fulfills its overall responsibility to its constituents, including shareholders, customers, employees, the community and government regulatory agencies; (b) conforms its business conduct to the highest ethical standards; (c) remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgement or treatment of Camco's constituents; and (d) continues to avoid any conflict between its responsibilities to Camco and each individual's personal interests.

         The Committee utilizes independent compensation surveys of officers in the thrift industry, taking into account comparable asset bases and geographic locations. Performance comparisons include rankings based on return on average equity, return on average assets, efficiency ratio, asset quality and total return on a company's stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation including base salary and most forms of cash bonus and annual incentive awards.

                            Components of the Program

         The program's compensation elements include cash compensation, including base salary and an incentive-based bonus plan, and stock-based compensation. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of Camco's shareholders. Superior corporate or individual performance should result in compensation which, when combined with incentives, would place overall compensation at or above that of the peer group median.

         Base salary forms the foundation of the compensation program as it represents income not at risk. The Committee believes that base salary should function as an anchor: large enough that the executive is comfortable remaining in Camco's employ, but not so large as to conflict with the executive's motivation to work diligently to increase shareholder value. An individual's base salary is directly related to his or her position, job responsibilities, accountability, performance and contribution to Camco.

         Camco maintains both a short-term cash bonus plan and a long-term stock-based incentive plan. Bonus and incentive plan awards for the Named Executive Officers are based on the achievement of corporate performance objectives which are established by Camco's Compensation Committee at the beginning of each year. The performance objectives include four primary elements, consisting of return on average tangible equity, earnings per share growth, efficiency ratio improvement and net interest margin growth, each of which accounts for one-sixth of the total performance measurement. Secondary objectives, each of which accounts for one-twelfth of the performance measurement, include deposit growth, commercial real estate loan volume, non-interest income growth and the Bank's CAMEL rating.

         The cash bonus amounts range from 0% to 25% of the officer's base salary, subject to the percentage of performance measurements achieved. Additional discretionary bonus amounts may also be awarded under the cash bonus plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.

         The long-term incentive plan provides for the award of stock options of varying levels for each of the Named Executive Officers, ranging in amount from 0% to a maximum of between 100% and 200% of the officer's base salary, subject to the percentage of performance measurements achieved. Options are issued at market prices and typically vest at a rate of 20% each year beginning on the grant date and have a term of ten years. This element of the executive compensation program is designed to align the interests of the executive with corporate shareholder objectives since the price performance of Camco's common stock directly affects the value of these long-term awards.

                       Determination of CEO's Compensation

         The Committee determined the compensation for Mr. Baylor for 2002 pursuant to the policies described above for executive officers. Additional factors considered included merger and acquisition activities, continued updating and implementation of Camco's strategic plan and subsidiary oversight and progress. The Committee increased Mr. Baylor's base compensation by $6,750, or 3.0%, bringing his base salary to $231,750 for 2003. Camco achieved 60.3% of the performance targets established by the Committee for 2002. Based on that level of achievement, Mr. Baylor was awarded a cash bonus of $33,894 and he was awarded options for a number of Camco shares having a market value on the date of grant, as well as an exercise price, of $271,156.

         Submitted by the Compensation Committee of Camco's Board of Directors:

                           Dr. Samuel W. Speck, Chairman
                           Jeffrey T. Tucker
                           Susan J. Insley

Compensation Committee Interlocks

         During 2002, no member of the Compensation Committee was a current or former executive officer or employee of Camco or one of its subsidiaries or had a reportable business relationship with Camco or one of its subsidiaries.

Performance Graph

         The following graph compares the cumulative total return on Camco's common stock with the cumulative total return of an index of companies whose shares are traded on Nasdaq and two peer group indices for the same period. In previous fiscal years, Camco has used the Peer Group 1 Index as an indicator of how Camco compares to other peers in its line of business. Camco's assets have grown since the time Camco began using the Peer Group 1 Index. As a result, Camco believes that the Peer Group 2 Index is now a better index of peers to use as a comparison because these companies are more comparable to Camco's current asset size.











[Total return performance graph omitted plotting points set forth below]
















                                                                         Period Ending
                                            ----------- ----------- ------------ ----------- ----------- -----------
Index                                        12/31/97    12/31/98    12/31/99     12/31/00    12/31/01    12/31/02
------------------------------------------- ----------- ----------- ------------ ----------- ----------- -----------
Camco Financial Corporation                   100.00        90.20      67.06        67.01       91.05     105.82
NASDAQ - Total US                             100.00       140.99     261.48       157.42      124.89      86.33
Camco Financial Peer Group 1**                100.00        89.07      77.43        70.49       90.83     122.55
Camco Financial Peer Group 2***               100.00        94.79      82.02        90.43      117.11     142.08



**The Camco Financial Peer Group 1 includes Fidelity Bancorp, Inc., First Defiance Financial Corporation, First Federal Financial Corporation, PVF Capital Corporation, HF Financial, Inc., HMN Financial, Inc., and Home Federal Bancorp.

***The Camco Financial Peer Group 2 includes American Financial Holdings, Inc., Connecticut Bancshares, Inc., CFS Bancorp, Inc., Berkshire Hills Bancorp, Inc., First Essex Bancorp, Inc., Troy Financial Corp., First Place Financial Corp., United Community Financial Corp., Klamath First Bancorp, Inc., ESB Financial Corp., First Financial Holdings, Inc., Anchor BanCorp Wisconsin, Inc., and First Federal Capital Corp.

Employment Agreements

         Camco has an employment agreement with Richard Baylor for a term ending January 31, 2006. The agreement provides for a base salary of not less than $231,750 and a performance review by the Board of Directors not less often than annually, at which time the Board of Directors may extend the term of the agreement. The agreement also provides for the inclusion of Mr. Baylor in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and provides for vacation and sick leave.

         Mr. Baylor's employment is terminable by Camco at any time. In the event of termination by Camco other than for just cause or in connection with a "change of control," as defined in the agreement, Mr. Baylor will be entitled to
(i) a continuation of salary payments for the remainder of the term of his agreement and (ii) a continuation of health. life and disability insurance benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the agreement or the date Mr. Baylor becomes employed full-time by another employer.

         The agreement also contains provisions with respect to the occurrence within one year after a "change of control" of (1) the termination of Mr. Baylor's employment for any reason other than just cause, (2) a change in the capacity or circumstances in which Mr. Baylor is employed or (3) a material reduction in Mr. Baylor's responsibilities, authority, compensation or other benefits provided under the agreement without the written consent of Mr. Baylor. In the event of any such occurrence, Mr. Baylor will be entitled to payment of an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Baylor is entitled to continued coverage under all health, life and disability benefit plans until the earlier of the end of the term of the agreement or the date on which Mr. Baylor is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Baylor may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code.

         Camco also has an employment agreement with Larry Caldwell for a one-year term commencing November 9, 2002. The agreement provides for a base salary of $125,000 and provides for the inclusion of Mr. Caldwell in any tax-qualified employee benefit, pension and profit-sharing plans for which senior management personnel are eligible. The agreement is terminable by Camco at any time. In the event of termination by Camco other than for just cause or in connection with a "change of control," as defined in the agreement, Mr. Caldwell will be entitled to a continuation of salary payments for the remainder of the term of his agreement. In the event of the voluntary or involuntary termination of Mr. Caldwell's employment for any reason other than just cause within one year after a "change of control", Mr. Caldwell would receive a change of control payment of $353,999.

Change of Control Agreements

         Camco has change of control agreements with Edward Rugg, Mark Severson and David Caldwell. The agreements are for terms of one year and provide for annual performance reviews by the Board of Directors, at which time the Board of Directors may extend the agreements for an additional one-year period.

         The agreements provide that if the officer is terminated by Camco or its successors for any reason other than just cause, within six months prior to a change of control, as defined in the agreement, or within one year after a change of control, Camco will pay (1) the officer an amount equal to two times the amount of his annual salary and (2) the premiums required to maintain coverage under the health insurance plan in which the officer is a participant immediately prior to the change of control until the earlier of (i) the first anniversary of his termination or (ii) the date the officer is included in another employer's benefit plans. The officer will also be entitled to the above payments if he voluntarily terminates his employment within twelve months following a change of control if (1) the capacity or circumstances in which the officer is employed are changed; (2) the officer no longer holds his specified office; (3) the officer is required to move his personal residence, or perform his principal executive functions, more than thirty-five miles from his primary office as of the date of the agreement; or (4) Camco otherwise breaches the agreement. The maximum amount that the officer may receive under the agreement is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code.

Salary Continuation Agreements

         Advantage Bank has entered into Salary Continuation Agreements with each of Richard Baylor, Edward Rugg, Mark Severson and David Caldwell (the "Salary Continuation Agreements"). The Salary Continuation Agreements provide for continued monthly compensation to each employee, or his beneficiary, for a period of 15 years following the employee's termination of employment for any reason other than Early Termination or Termination for Cause (as defined in the Salary Continuation Agreements). Early Termination is defined in the Salary Continuation Agreements to mean termination of employment before age 65 for reasons other than death, Disability (as defined in the Salary Continuation Agreements), Termination for Cause or following a Change of Control (as defined in the Salary Continuation Agreements).

         Upon termination of employment after the employee reaches age 65, each employee will receive the following maximum amounts, divided into 12 monthly payments, annually for 15 years: Mr. Baylor - $410,100; Mr. Rugg - $98,300; Mr. Severson - $197,400; and Mr. David Caldwell - $140,900. In the event of Early Termination, termination for Disability or upon a Change of Control, the employee will receive monthly payments for a period of 15 years, in an amount equal to the accrual balance, which amount increases annually at a specified rate until it reaches the maximums set forth above. If an employee is terminated upon a Change of Control, the employee may elect to have the present value of the monthly payments made in a single lump sum payment. An employee is not entitled to any payments upon Termination for Cause.

Salary Continuation Plan

         In connection with the termination of its non-contributory defined benefit pension plan in 1996, Camco implemented a non-qualified retirement plan (the "Salary Continuation Plan") for the benefit of certain executive officers. Mr. Rugg is the only Named Executive Officer who is a participant in this plan. The Salary Continuation Plan provides for continued monthly compensation to Mr. Rugg, or his beneficiary, for 179 months following his retirement at age 65 from one of Camco's subsidiaries. If Mr. Rugg retires after age 55 or after having completed 15 years of full-time service (the "Early Retirement Date"), and before age 65, the Salary Continuation Plan provides for a reduced benefit. Upon a change in control of the applicable Camco subsidiary and the subsequent termination of Mr. Rugg's employment, he is entitled to a lump sum payment of a reduced amount. If Mr. Rugg's employment is terminated prior to the Early Retirement Date for any reason other than death, he is not entitled to receive any benefits under the Salary Continuation Plan.

Split-Dollar Plan

         Flexible payment universal life insurance policies, which are carried on the books of Camco as tax-free earning assets, have been purchased on the lives of the employees. Upon the death of the participating employee, a beneficiary named by the employee will receive the lesser of (1) two times the employee's base salary for the 12 months preceding the month in which the employee dies up to a maximum of $300,000, or (2) the total death proceeds of the life insurance policy. The balance of the life insurance proceeds will be payable to Camco or the applicable subsidiary and are expected to be sufficient to cover all investment costs associated with the policy.

Executive Deferred Compensation Agreements

         Executives may elect to defer the payment of up to 10% of their salary and 50% of their bonus annually until a specified date or until they are no longer associated with Camco. Interest is credited on the deferral amounts at an annual rate equal to 75% of Camco's return on equity rate for the preceding year, not to exceed a return on equity of 20%.


                            OWNERSHIP OF CAMCO SHARES

         As of March 3, 2003, no persons were known by Camco to own beneficially more than 5% of the outstanding shares of Camco's common stock.

         The following table sets forth certain information regarding the number of shares of common stock of Camco beneficially owned by each incumbent director, nominee and Named Executive Officer of Camco and by all directors and executive officers of Camco as a group as of March 3, 2003:


                                                Sole voting                 Shared voting          Percentage of
                                                    and                         and/or                 shares
Name and address (1)                         investment power (2)           investment power        outstanding
----------------                            --------------------          -------------------       -----------
Richard C. Baylor                                 25,401                           10,180                  *
David S. Caldwell                                  8,813                           14,901                  *
Larry A. Caldwell                                 94,549                          132,552                  2.9%
Robert C. Dix, Jr.                                10,352                            4,504                  *
Terry A. Feick                                        --                            5,267                  *
Susan J. Insley                                       --                              371                  *
Paul D. Leake                                    125,525                           20,368                  1.9
Carson K. Miller                                     180                              371                  *
D. Edward Rugg                                    96,804                           28,144                  1.6
Mark A. Severson                                   4,083                                -                  *
Samuel W. Speck                                    5,211                           17,507                  *
Jeffrey T. Tucker                                 16,295                              371                  *
All directors and executive
 officers as a group  (13 persons)               394,501                          250,892                  8.2

-------------------------

*        Less than 1% of the outstanding shares.

(1) Each of the persons listed in this table may be contacted at the address of Camco, 6901 Glenn Highway, Cambridge, Ohio 43725.

(2) Includes the following number of shares that may be acquired upon the exercise of options: Mr. Baylor - 13,612; Mr. D. Caldwell - 5,970; Mr. L. Caldwell - 23,400; Mr. Dix - 1,050; Mr. Leake - 64,831; Mr. Rugg - 13,233;
     Mr. Severson - 2,083; Mr. Speck - 5,211; Mr. Tucker - 3,544; and directors and executive officers as a group - 140,852.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Camco's executive officers and directors, and persons who own more than ten percent of Camco's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide Camco with a copy of such form. Based on Camco's review of the copies of such forms it has received, Camco believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2002, except for the following: Mr. Leake- one late Form 4 reporting three late transactions and a Form 5 reporting one late transaction; Mr. Rugg- one late Form 3 and a Form 5 reporting one late transaction; Mr. Dix- one late Form 4 reporting one transaction and one Form 5 reporting one late transaction; Mr. David Caldwell-one late Form 4 reporting one late transaction; and each of the following persons filed a Form 5 reporting one late transaction- Messrs. Feick, Miller and Tucker and Ms. Insley.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of Camco is comprised of four directors, all of whom are considered "independent" under Rule 4200(a)(14) of the Nasdaq's listing standards. The Audit Committee is responsible for overseeing Camco's accounting functions and controls, as well as recommending to the Board of Directors an accounting firm to audit Camco's financial statements. The Audit Committee has adopted a charter to set forth its responsibilities.

         The Audit Committee received and reviewed the report of Grant Thornton, LLP ("Grant Thornton") regarding the results of their audit, as well as the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1. The Audit Committee determined that the provision by Grant Thornton of the services discussed in the Section All Other Fees included below is compatible with maintaining Grant Thornton's independence. The Audit Committee reviewed the audited financial statements with the management of Camco. A representative of Grant Thornton also discussed with the Audit Committee the independence of Grant Thornton from Camco, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Grant Thornton included the following:

     o Grant Thornton's responsibilities in accordance with generally accepted auditing standards
     o The initial selection of, and whether there were any changes in, significant accounting policies or their application
     o    Management's judgments and accounting estimates
     o    Whether there were any significant audit adjustments
     o    Whether there were any disagreements with management
     o    Whether there was any consultation with other accountants
     o Whether there were any major issues discussed with management prior to Grant Thornton's retention
     o    Whether Grant Thornton  encountered any difficulties in performing the audit
     o Grant Thornton's judgments about the quality of Camco's accounting principles
     o Grant Thornton's responsibilities for information prepared by management that is included in documents containing audited financial statements

         Based on its review of the financial statements and its discussions with management and the representative of Grant Thornton, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the SEC.

Jeffrey T. Tucker, Chairman
Robert C. Dix, Jr.
Terry A. Feick
Carson K. Miller

Audit Fees

         During the fiscal year ended December 31, 2002, Grant Thornton billed Camco $162,305 in fees for professional services in connection with the audit of Camco's annual financial statements and the review of financial statements included in Camco's Forms 10-Q.

Financial Information Systems Design and Implementation Fees

         During the 2002 fiscal year, Camco did not incur fees for professional accounting services to design, implement or manage, hardware or software that collects or generates information significant to Camco's financial statements.

All Other Fees

         During fiscal year 2002, Grant Thornton billed Camco $41,390 in fees for services rendered by Grant Thornton for all accounting services other than the services discussed under the headings Audit Fees and Financial Information Systems Design and Implementation Fees above.


                   PROPOSALS OF STOCKHOLDERS AND OTHER MATTERS

         Any proposals of stockholders intended to be included in Camco's proxy statement for the 2004 Annual Meeting of Stockholders (other than nominations for directors, as explained herein at "ELECTION OF DIRECTORS") should be sent to Camco by certified mail and must be received by Camco not later than November 14, 2003. In addition, if a stockholder intends to present a proposal at the 2004 Annual Meeting without including the proposal in the proxy materials related to the meeting, and if the proposal is not received by January 29, 2004, then the proxies designated by the Board of Directors of Camco for the 2004 Annual Meeting of Stockholders of Camco may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

         Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE.

                                    By Order of the Board of Directors


                                    /s/D. Edward Rugg

March 14, 2003                      D. Edward Rugg, Secretary

                                    EXHIBIT A

                 CHARTER FOR THE CORPORATE GOVERNANCE COMMITTEE
                         OF CAMCO FINANCIAL CORPORATION



1. PURPOSE. The Committee is intended to provide a forum for independent Directors to address issues of corporate governance to ensure that the board is appropriately constituted and conducts its affairs in a manner that will best serve the interests of the Company and its shareholders.

2. ORGANIZATION. The Committee shall consist of at least three independent Directors. The committee chair shall be elected by and from the Committee. The Committee shall meet at least twice each year.

3. PRINCIPAL RESPONSIBILITIES. The principal responsibilities of the Committee shall be as follows:

General

o    Periodically   review   and   recommend   to  the  Board  any   appropriate
     modifications to the Company's Corporate Governance Policy.

o Periodically review and recommend to the Board any appropriate changes to the process for evaluation of the CEO and Chairman of the Board and to oversee the Board's self-assessment process.

o Evaluate candidates for the positions of CEO, Chairman, and Chair of the Executive Committee, as appropriate.

o In carrying out its duties, the Committee will confer with and solicit the views of the Chairman and the CEO.

Board Composition and Membership

o Establish criteria for the selection of new directors and nominees for vacancies on the Board.

o Evaluate the qualifications, skills and other attributes of prospective nominees.

o Reassess annually the composition, challenges and needs of the Board as a whole, both in connection with recommending candidates for election to the Board and in analyzing the composition of the Board committees. The assessment of the overall composition of the Board considers issues of judgment, diversity in skills, background, and experience.

o Review the tendered resignation of a Director for reason of change of employment or other circumstances and make a recommendation regarding his or her suitability for remaining on the board.

o Evaluate the performance of any Director whose term is expiring and whether such Director should be invited to stand for reelection.

o Review and determine the philosophy underlying the Director's compensation and be informed regarding the Compensation Committee's actions in approving executive compensation to maintain alignment between shareholder interests, management and the Board's role to ensure that alignment. The Committee shall conduct a thorough analysis of director compensation and stock ownership at least every three years and make recommendations to the Board for any adjustments deemed appropriate.

                                 REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           CAMCO FINANCIAL CORPORATION

           CAMCO FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS


         The undersigned stockholder of Camco Financial Corporation ("Camco") hereby constitutes and appoints Terry A. Feick and Jeffrey T. Tucker, or either one of them, as the proxies of the undersigned with full power of substitution and resubstitution, to vote at the 2003 Annual Meeting of Stockholders of Camco to be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 22, 2003, at 3:00 p.m. Eastern Daylight Saving Time (the "Annual Meeting"), all of the shares of Camco common stock which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy
Statement:

1.   The election of four directors:

     [   ]   FOR all nominees               [   ]   WITHHOLD authority to
             listed below                           vote for all nominees
             (except as marked to the               listed below:
              contrary below):

                                Richard C. Baylor
                                  Robert C. Dix
                                  Paul D. Leake

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

-----------------------------------------------------------------------


2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote "FOR" the nominees listed above.

         IMPORTANT:  Please sign and date this Proxy on the reverse side.





UNLESS THIS PROXY IS REVOKED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR SET FORTH ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PERSONS NAMED ABOVE TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS A DIRECTOR IF A NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE ANNUAL MEETING.

At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

         All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2003 Annual Meeting of Stockholders of Camco and of the accompanying Proxy Statement is hereby acknowledged.

         Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.


----------------------------                  ------------------------------
Signature                                     Signature


----------------------------                  ------------------------------
Print or Type Name                            Print or Type Name


Dated: ---------------------                  Dated: -----------------------


PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.